Exhibit 99.1

ALTAIR NANOTECHNOLOGIES INC. ANNOUNCES COMMON STOCK AND WARRANT OFFERING

Reno, NV — March 29, 2011 — Altair Nanotechnologies, Inc. (Nasdaq: ALTI) today announced it has entered into definitive agreements with select institutional investors to raise gross proceeds of approximately $6.4 million, before deducting placement agent’s fees and other offering expenses, in a registered direct offering.  Altair intends to use the proceeds from the offering for general corporate purposes and working capital to execute the recently announced customer contracts.  Under the terms of the transaction, these institutional investors will purchase 3.6 million shares of Altair common stock at a purchase price of $1.784 per share.  In addition, if for any reason the Canon transaction previously announced does not close, the company will issue to the investors up to an additional 1.8 million shares.  Investors will also receive warrants to purchase one share of common stock for every 2.0 shares of common stock purchased.  The warrants will be exercisable at any time beginning six months after the date of issuance for a period of five years at an exercise price of $2.56 per share of common stock.  The closing of the offering is expected to take place on March 30, 2011, subject to the satisfaction of customary closing conditions. JMP Securities LLC acted as the exclusive placement agent for the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The shares of common stock and warrants described above are being offered pursuant to registration statement previously declared effective by the Securities and Exchange Commission and a prospectus, forming a part of the effective registration statement.  Copies of the final prospectus supplement for this offering and accompanying base prospectus may be obtained at the Securities and Exchange Commission web site at http://www.sec.gov, or from JMP Securities LLC, 600 Montgomery Street, Suite 600, San Francisco, CA 94111.

ABOUT ALTAIR NANOTECHNOLOGIES INC.
Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altairnano is a leading provider of energy storage systems for clean, efficient power and energy management. Altairnano's Lithium-Titanate based battery systems are among the highest performing and most scalable, with applications that include complete energy storage systems for use in providing frequency regulation and renewables integration for the electric grid, and battery modules and cells for transportation and industrial applications. For more information please visit Altairnano at www.altairnano.com.

For Additional Information:

Institutional Investors:
Brion D. Tanous
Principal
CleanTech IR, Inc.
310-541-6824
btanous@cleantech-ir.com

Individual Investors:
Tom Herbert
Principal
CleanTech IR, Inc.
310-541-6824
therbert@cleantech-ir.com